Exhibit 2.1

AMENDMENT NO. 1 TO PURCHASE AND OPTION AGREEMENT AND

WALGREEN CO. SHAREHOLDERS AGREEMENT

This AMENDMENT NO. 1, dated as of August 5, 2014 (this “Amendment”), to (i) the Purchase and Option Agreement, dated as of June 18, 2012 (the “Purchase Agreement”), is made by and among Walgreen Co., an Illinois corporation (“Buyer”), Alliance Boots GmbH, a private limited liability company incorporated under the laws of Switzerland, having its registered office at Untermattweg 8, 3027, Bern, Switzerland and registered in the Register of Commerce and Companies of the Canton of Bern under No. CH-170.4.007-953-1 (the “Company”), AB Acquisitions Holdings Limited, a private limited liability company incorporated under the laws of Gibraltar, having its registered office at 57/63 Line Wall Road, Gibraltar and registered under No. 98476 (the “Seller”) and Walgreen Scotland Investments LP, a limited partnership established in Scotland under the Limited Partnerships Act 1907 and an indirect wholly owned subsidiary of Buyer (“Walgreen Scotland”) and (ii) the Walgreen Co. Shareholders Agreement, dated as of August 2, 2012 (the “Buyer Shareholders Agreement”), is made by and among (x) the Buyer, (y) KKR Sprint (European II) Limited, KKR Sprint (2006) Limited, and KKR Sprint (KPE) Limited, each of which is an exempted limited company organized under the laws of the Cayman Islands, and Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (collectively, the “KKR Signatories”), and (z) Alliance Santé Participations S.A., a société anonyme organized under the laws of the Grand Duchy of Luxembourg and Stefano Pessina (collectively, the “SP Signatories”).

WITNESSETH:

WHEREAS, Buyer, the Company and Seller (the “Purchase Agreement Parties”) have entered into the Purchase Agreement;

WHEREAS, pursuant to an Assignment, dated as of August 2, 2012, Buyer conveyed, assigned and transferred to Walgreen Scotland, and Walgreen Scotland accepted and assumed, Buyer’s rights to the Call Option, including the right to exercise the Call Option;

WHEREAS, Buyer, the KKR Signatories and the SP Signatories (the “Shareholders Agreement Parties”, and together with the Purchase Agreement Parties, the “Parties”) have entered into the Buyer Shareholders Agreement;

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 11.01(b) of the Purchase Agreement, the Purchase Agreement Parties and Walgreen Scotland desire to amend certain terms of the Purchase Agreement by entering into, and as set forth in, this Amendment; and

WHEREAS, subject to the terms and conditions set forth in this Amendment, and pursuant to Section 7.4 of the Buyer Shareholders Agreement, the Shareholders Agreement Parties desire to amend certain terms of the Buyer Shareholders Agreement by entering into, and as set forth in, this Amendment.

NOW THEREFORE, for and in consideration of the aforesaid premises and of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, (i) the Purchase Agreement Parties and Walgreen Scotland hereby agree as set forth in Sections 1, 2, 3, 4 and 6 below and (ii) the Shareholders Agreement Parties hereby agree as set forth in Section 1, 2, 4, 5 and 6 below:

1. Modification; Full Force and Effect. Except as expressly modified and superseded by this Amendment, the terms and provisions of the Purchase Agreement and the Buyer Shareholders Agreement are and shall continue to be in full force and effect.

2. Definitions. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement unless otherwise indicated.

3. Modifications to and Acknowledgements Under the Purchase Agreement; Option Exercise.

(a) Effectively immediately, the first sentence of Section 3.01 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“On any Business Day during the period beginning August 5, 2014 and ending February 5, 2015 (such period, or such other period as may be agreed by the Buyer and the Seller, the “Call Exercise Period”), the Buyer shall have the right, but not the obligation, to deliver a written notice to the Seller of its intent to purchase from the Seller and the MEP Trustee on behalf of the Managers the Second Step Company Shares (such notice, an “Exercise Notice”, and such right, the “Call Option”).”

(b) (i) (x) The Buyer hereby acknowledges and agrees that, simultaneously with the execution of this Amendment, each of the Seller and the Company has delivered its respective Bringdown Certificate to the Buyer as contemplated by and in accordance with Section 3.07(b) of the Purchase Agreement and (y) each of the Seller and the Company hereby acknowledges and agrees that, simultaneously with the execution of this Amendment, the Buyer has delivered its Bringdown Certificate to the Seller as contemplated by and in accordance with Section 3.07(a)(iv) of the Purchase Agreement.

(ii) Walgreen Scotland hereby exercises the Call Option by notifying the Seller in writing through and pursuant to this Section 3(b)(ii) of this Amendment of its intent to purchase from the Seller and the MEP Trustee on behalf of the Managers the Second Step Company Shares, and each of the Purchase Agreement Parties and Walgreen Scotland hereby acknowledges and agrees that this Section 3(b)(ii) of this Amendment constitutes the Exercise Notice, and that August 5, 2014 constitutes the Exercise Notice Date, in each case for all purposes hereunder and under the Purchase Agreement and the other Transaction Documents.

(iii) In accordance with and pursuant to Section 7.04 and Section 9.01(b) of the Purchase Agreement, the Buyer (i) hereby identifies the Consents set forth on Schedule I attached hereto for purposes of Section 7.04 of the Purchase Agreement and (ii) hereby identifies the Consents, filings and notices set forth on Schedule II attached hereto as Conditions Precedent to the Second Step Acquisition for purposes of Section 9.01(b) of the Purchase Agreement.

(c) Effectively immediately, each of Section 3.04 of, and the definition of “Debt Financing” in, the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 3.04 Second Step Closing Date and Place. The closing of the Second Step Acquisition (the “Second Step Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m., New York City time, on the fifth (5th) Business Day following the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article IX) of the conditions set forth in Article IX, other than any condition which by its nature is to be satisfied at the Second Step Closing (but in each case subject to the satisfaction (or, to the extent permitted, the waiver in writing by each Party entitled to the benefit thereof under Article IX) of such condition), or at such other place, time and date as may be agreed in writing by the Buyer and the Seller (such date, the “Second Step Closing Date”); provided, that notwithstanding the foregoing or anything to the contrary contained herein, unless otherwise agreed to in writing by the Buyer, in no event shall the Second Step Closing and Second Step Closing Date occur prior to March 9, 2015.

“Debt Financing” means any debt financing incurred by the Buyer or any of its Affiliates for purposes of consummating the Transactions, including, for the avoidance of doubt, any refinancings or “take-out” financings with respect thereto (subject to the 365-day limitation on the Seller’s and the Company’s obligations under Section 7.09 after the First Step Closing), and, with respect to the Second Step Acquisition, including any such debt financings for the purpose of refinancing or “taking-out” any or all (as determined by the Buyer in its sole discretion) of the existing Indebtedness of the AB Group.

(d) Effectively immediately, Section 7.02 of the Purchase Agreement is hereby amended by adding the following new sub-section (c) thereto:

“(c) Subject to Section 5.4(c) of the Shareholders Agreement and Applicable Law relating to the sharing of information, the Company agrees to, and the Seller agrees to use its reasonable best efforts to cause the Company and the other members of the AB Group to, from the Exercise Notice Date until the Second Step Closing Date, (i) provide, and to use its reasonable best efforts to cause the other members of the AB Group, and its and their respective Representatives, to provide, the Buyer and its Representatives reasonable access as the Buyer may reasonably request upon reasonable prior notice during normal business hours to (A) its and their respective assets, properties, books, Contracts, commitments, personnel, advisors and other Representatives and records and (B) such other information as the Buyer may reasonably request with respect to the Company and the other members of the AB Group, and their respective businesses, financial condition and operations, in each case in connection with the Buyer’s integration planning and/or implementation or transition planning and/or implementation; and (ii) cooperate, and to use its reasonable best efforts to cause its and their respective Representatives to cooperate, with the Buyer with respect to the foregoing, including providing such cooperation as the Buyer may reasonably request in connection with developing and/or implementing its integration or transition plans (including with respect to the consolidation system); provided that (1) the Buyer shall have no right to perform invasive or subsurface investigations of any properties or facilities of the Company or any other member of the AB Group without the prior written consent of the Company and (2) nothing in this Agreement shall require the Company or any other member of the AB Group to disclose or provide access to any information to the Buyer that would reasonably be likely to (w) cause a loss of privilege to the Company or any of such member, (x) cause a material breach of an existing Contract (including with respect to confidentiality) of the Company or any of such member, (y) create an undue burden on or unreasonable interference with the business or operations of the Company or its Subsidiaries or any UK Holdings Group Member or (z) constitute a violation of Applicable Law, subject, in the case of clauses (w) through (z), to the Seller and the Company using reasonable efforts to, and cooperating with the Buyer in, developing and implementing reasonable alternative arrangements to provide the Buyer and its Representatives with the full benefit of this Section 7.02 without causing, creating or constituting any such loss, breach, burden, interference or violation, as applicable; provided, further, that no investigation of the Company’s or any such AB Group member’s business shall affect any representation or warranty given by the Company or the Seller hereunder, in the Company Disclosure Schedule or the Seller Disclosure Schedule or in any certificate delivered in accordance herewith, or otherwise limit or affect the remedies available under this Agreement to the Buyer. In the event that there is any dispute with respect to the scope of this Section 7.02(c) or the access to be provided or the cooperation due hereunder, such dispute shall be referred to SP, or his successor as the Executive Chairperson of the Company, and Gregory D. Wasson, or his successor as Chief Executive Officer of the Buyer, for immediate resolution with a view to expediting the development and implementation of the integration and transition plans.”

4. Representations and Warranties. Each Party represents and warrants to each other Party that: (i) such Party is duly organized, validly existing and, where such concept is applicable, in good standing under the Applicable Laws of its jurisdiction of incorporation or organization, with all requisite power and authority to own its properties and to conduct its business as currently conducted, except for those jurisdictions in which the failure to have such power or authority or to be so organized, validly existing or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Party to complete the transactions contemplated hereby or perform its obligations hereunder; (ii) such Party has the requisite power and authority to execute this Amendment, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (iii) the execution, delivery and performance by such Party of this Amendment and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or analogous actions; and (iv) such party has duly executed and delivered this Amendment and, assuming the due authorization, execution and delivery by each other Party, this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity (whether considered in a Proceeding at law or in equity). Each of the KKR Signatories represents and warrants to the Buyer that the KKR Signatories represent the KKR Investors Beneficially Owning a majority of the Total Voting Power Beneficially Owned by all KKR Investors (as such terms are defined in the Buyer Shareholders Agreement) as of the date hereof. Each of the SP Signatories represents and warrants to the Buyer that the SP Signatories represent the SP Investors Beneficially Owning a Majority of the Total Voting Power Beneficially Owned by all SP Investors (as such terms are defined in the Buyer Shareholders Agreement) as of the date hereof. Each of the KKR Signatories and the SP Signatories represents and warrants to the Buyer that the SP Signatories and the KKR Signatories together represent Investors Beneficially Owning a Majority of the Total Voting Power Beneficially Owned by all Investors (as such terms are defined in the Buyer Shareholders Agreement) as of the date hereof.

5. Shareholders Agreement Amendment.

(a) Effective immediately, the Shareholders Agreement Parties hereby amend Section 2.1(a) of the Buyer Shareholders Agreement by deleting the final sentence thereof and inserting in its place the following:

“Each KKR Investor and each Other Investor (other than the Other MEP Investors) hereby further agrees that, notwithstanding anything to the contrary contained herein, including Article V, other than solely in the case of a Permitted Transfer, it shall not Transfer any First Step Walgreen Shares (whether or not such First Step Walgreen Shares were originally Beneficially Owned by such Investor as of the First Step Closing) during the period beginning on (x) the Exercise Notice Date (as defined in the Purchase Agreement), in the case of any such KKR Investor and (y) the two month anniversary of the Exercise Notice Date, in the case of any such Other Investor, and ending on the earlier of (A) the Second Step Closing or (B) the date on which the Purchase Agreement terminates in accordance with its terms without the Second Step Closing having occurred (such period, the “Pre-Second Step Restricted Period”).”

6. Miscellaneous. The provisions of Article XI of the Purchase Agreement shall apply mutatis mutandis to this Amendment (other than Section 5 and, to the extent pertaining to the Buyer Shareholders Agreement, Section 4, to which the provisions of Article VII of the Buyer Shareholders Agreement shall apply mutatis mutandis).

[signature page follows]

IN WITNESS WHEREOF, the Parties have each caused this Amendment to be signed as of the date first written above.

ALLIANCE BOOTS GMBH

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ornella Barra
	Name:	Ornella Barra
	Title:	Chief Executive, Wholesale and Brands

AB ACQUISITIONS HOLDINGS LIMITED

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Director

By:	/s/ Ornella Barra
	Name:	Ornella Barra
	Title:	Director

WALGREEN CO.

By:	/s/ Gregory D. Wasson
	Name:	Gregory D. Wasson
	Title:	President and Chief Executive Officer

WALGREEN SCOTLAND INVESTMENTS LP

By:	WALGREEN INTERNATIONAL INVESTMENTS LLC, its General Partner

By:	WALGREEN INVESTMENTS CO, its Sole Member

By:	/s/ Joseph H. Greenberg
	Name:	Joseph H. Greenberg
	Title:	President

[Signature Page to Amendment No. 1 to the Purchase and Option Agreement and Walgreen Co. Shareholders Agreement]

KKR SPRINT (EUROPEAN II) LIMITED

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

KKR SPRINT (2006) LIMITED

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

KKR SPRINT (KPE) LIMITED

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

KOHLBERG KRAVIS ROBERTS & CO. L.P.

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Authorized Signatory

[Signature Page to Amendment No. 1 to the Purchase and Option Agreement and Walgreen Co. Shareholders Agreement]

ALLIANCE SANTÉ PARTICIPATIONS S.A.

By:	/s/ Stefano Pessina
	Name:	Stefano Pessina
	Title:	Administrateur (director)

/s/ Stefano Pessina
STEFANO PESSINA

[Signature Page to Amendment No. 1 to the Purchase and Option Agreement and Walgreen Co. Shareholders Agreement]